FILED PURSUANT TO RULE 433

File No. 333-270327

CITIGROUP INC.

$2,500,000,000

5.449% FIXED RATE / FLOATING RATE CALLABLE SENIOR NOTES DUE 2035

Terms and Conditions

Issuer:	Citigroup Inc.

Ratings*:	A3 / BBB+ / A (Stable Outlook / Stable Outlook / Stable Outlook) (Moody’s / S&P / Fitch)

Ranking:	Senior

Trade Date:	June 4, 2024

Settlement Date:	June 11, 2024 (T+5 days)

Maturity:	June 11, 2035

Par Amount:	$2,500,000,000

Treasury Benchmark:	4.375% due May 15, 2034

Treasury Price:	$100-13

Treasury Yield:	4.324%

Re-offer Spread to Benchmark:	T10+112.5 bp

Re-offer Yield:	5.449%

Fixed Rate Coupon & Payment Dates:

5.449% per annum, payable semiannually in arrears on each June 11 and December 11, beginning on December 11, 2024, from, and including, the Settlement Date to, but excluding, June 11, 2034 (the “fixed rate period”).

Following business day convention during the fixed rate period. Business days during fixed rate period New York.

Floating Rate Coupon & Payment Dates:

From, and including, June 11, 2034 (the “floating rate period”), an annual floating rate equal to SOFR (as defined in the Issuer’s base prospectus dated March 7, 2023 (the “Prospectus”) and compounding daily over each interest period as described in the Prospectus) plus 1.447%, payable quarterly in arrears, on the second business day following each interest period end date, beginning on September 13, 2034 and ending at Maturity or any earlier redemption date. An “interest period end date” means the 11th of each March, June, September and December, beginning on September 11, 2034 and ending at Maturity or any earlier redemption date.

Modified following business day convention during the floating rate period. Business days during floating rate period New York and U.S. Government Securities Business (as defined in the Prospectus).

Public Offering Price:	100.000%

Net Proceeds to Citigroup:	$2,489,375,000 (before expenses)

Day Count:	30/360 during the fixed rate period, Actual/360 during the floating rate period

Defeasance:	Applicable. Provisions of Sections 12.02 and 12.03 of the Indenture apply

CITIGROUP INC.

$2,500,000,000

5.449% FIXED RATE / FLOATING RATE CALLABLE SENIOR NOTES DUE 2035

Redemption at Issuer Option:

We may redeem the notes, at our option, in whole at any time or in part from time to time, on or after December 11, 2024 (or if additional notes are issued after June 11, 2024, beginning six months after the issue date of such additional notes) and prior to June 11, 2034 at a redemption price equal to the greater of: (i) the make-whole amount (as described in the Prospectus) and (ii) 100% of the principal amount of the notes being redeemed, plus, in either case, accrued and unpaid interest thereon to, but excluding, the date of redemption. The make-whole spread to be added to the Treasury Rate (as defined in the Prospectus) will equal 20 basis points.

We may redeem the notes, at our option, (i) in whole, but not in part, on June 11, 2034, or (ii) in whole at any time or in part from time to time, on or after May 11, 2035 at a redemption price equal to the sum of 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest thereon to, but excluding, the date of redemption. SOFR for each calendar day from, and including, the Rate Cut-Off Date to, but excluding, the redemption date will equal SOFR in respect of the Rate Cut-Off Date.

Rate Cut-Off Date:	The second U.S. Government Securities Business Day prior to a redemption date and Maturity.

Redemption for Tax Purposes:

We may redeem the notes, at our option, in whole at any time, but not in part at a redemption price equal to 100% of the principal amount of the notes plus accrued and unpaid interest thereon to, but excluding, the date of redemption, if, as a result of changes in U.S. tax law, withholding tax or information reporting requirements are imposed on payments on the notes to non-U.S. persons.

SOFR for each calendar day from, and including, the Rate Cut-Off Date to, but excluding, the redemption date will equal SOFR in respect of the Rate Cut-Off Date.

Sinking Fund:	Not applicable

Minimum Denominations /Multiples:	$1,000 / multiples of $1,000 in excess thereof

CUSIP:	172967 PL9

ISIN:	US172967PL97

Sole Book Manager:	Citigroup Global Markets Inc.

Senior Co-Managers:

BBVA Securities Inc.

BMO Capital Markets Corp.

Capital One Securities, Inc.

Commerz Markets LLC

Deutsche Bank Securities Inc.

MUFG Securities Americas Inc.

nabSecurities, LLC

Nomura Securities International, Inc.

PNC Capital Markets LLC

RBC Capital Markets, LLC

Roberts & Ryan, Inc.

Santander US Capital Markets LLC

Scotia Capital (USA) Inc.

SG Americas Securities, LLC

SMBC Nikko Securities America, Inc.

Standard Chartered Bank

Swedbank AB (publ)

TD Securities (USA) LLC

U.S. Bancorp Investments, Inc.

CITIGROUP INC.

$2,500,000,000

5.449% FIXED RATE / FLOATING RATE CALLABLE SENIOR NOTES DUE 2035

Junior Co-Managers:

Academy Securities, Inc.

AmeriVet Securities, Inc.

ANZ Securities, Inc.

BNY Mellon Capital Markets, LLC

CastleOak Securities, L.P.

China CITIC Bank International Limited

CIBC World Markets Corp.

Citizens JMP Securities, LLC

Commonwealth Bank of Australia

Desjardins Securities Inc.

DZ Financial Markets LLC

Fifth Third Securities, Inc.

Guzman & Company

Huntington Securities, Inc.

Industrial and Commercial Bank of China Limited, Singapore Branch

ING Financial Markets LLC

Intesa Sanpaolo IMI Securities Corp.

KeyBanc Capital Markets Inc.

Lloyds Securities Inc.

Loop Capital Markets LLC

M&T Securities, Inc.

Macquarie Capital (USA) Inc.

Mizuho Securities USA LLC

Multi-Bank Securities, Inc.

National Bank of Canada Financial Inc.

Natixis Securities Americas LLC

RB International Markets (USA) LLC

Regions Securities LLC

SEB Securities, Inc.

Siebert Williams Shank & Co., LLC

Stern Brothers & Co.

Truist Securities, Inc.

UBS Securities LLC

UniCredit Capital Markets LLC

Westpac Capital Markets LLC

*	Note: A securities rating is not a recommendation to buy, sell, or hold securities and may be subject to revision or withdrawal at any time.

Citigroup Inc. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and the other documents Citigroup has filed with the SEC for more complete information about Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. The file number for Citigroup’s registration statement is No. 333-270327. Alternatively, you can request the prospectus by calling toll-free in the United States 1-800-831-9146.